EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-35299, No. 333-35829, No. 333-58906 and No. 333-105604 on Form S-8, and No. 333-49893 on Form S-3 of The Neiman Marcus Group, Inc. and subsidiaries of our report, dated September 27, 2004, May XX, 2005, as to Note 16 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatements described in Note 16), appearing in the amendment to the Annual Report on Form 10-K/A of The Neiman Marcus Group, Inc. for the year ended July 31, 2004.

/s/DELOITTE & TOUCHE LLP

Dallas, Texas

May 27, 2005